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                                                                   Exhibit 10.32

                             Mercator Software, Inc.
                         Change of Control Benefits Plan

                                    ARTICLE I
                                 Purpose of Plan

     1.1 The purpose of Mercator Software, Inc. Change of Control Benefits Plan (the "Plan") is to provide officers and other employees (individually, the "participant", and collectively the "participants") of Mercator Software, Inc. (the "Company") with appropriate assurances of continued income for a reasonable period of time and/or the enhancement of benefits in the event of a Change in Control (as defined below) or in the event that the participant's employment with the Company terminates under any of the circumstances described herein, thereby encouraging the continued attention and dedication of the participants to ensure the continued success of the Company.

                                   ARTICLE II
                          Eligibility for Participation

     2.1 Participation in the Plan shall not in any respect be deemed to grant the participant either a right to continued participation in the Plan or a right to continued employment and such employment remains terminable at will either the Company or the participant at any time for any reason or for no reason.

                                   ARTICLE III
                                      Term

     3.1  Subject to Section 3.3 below, the Plan shall have an indefinite term.

     3.2 The Board of Directors of the Company (the "Board") may not terminate the participation of a participant in the Plan, suspend or terminate the Plan, or amend the Plan, so as to impair the rights of any participant in the Plan.

     3.3 Subject to Section 3.2 above, the Board may, at any time and from time to time, modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely.

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                                   ARTICLE IV
                              Causes of Termination

     4.1 If the Company terminates a participant's employment involuntarily, other than for reasons described in Section 4.4 below, during the relevant period described in Article V following a Change in Control (as defined below), the benefits described in Article V shall become payable to the participant.

Subject to the provisions of Section 4.3 below, if a participant terminates his employment due to Constructive Termination (as defined below) during the relevant period described in Article V following a Change in Control, and within 120 days of the participant's knowledge of the event constituting Constructive Termination, the benefits described in Article V shall become payable to the participant. For the purposes of the Plan, "Constructive Termination" or "Constructively Terminated" means the occurrence of any of the following, without participant's written consent:

     (a) a significant diminution of, or the assignment to the participant of any duties inconsistent with the participant's title, status, duties or responsibilities;

     (b) a reduction in annual base salary as in effect on the date hereof or as may be increased from time to time, target bonus or fringe benefit which by itself or in the aggregate is material to participant's compensation;

     (c) the relocation of participant's office more than fifty (50) miles from the participant's current location, or

     (d) the failure to obtain the written assumption of participant's employment Agreement by any successor to all or substantially all of its assets or business within thirty (30) days after a merger, consolidation, sale or a Change of Control as defined below.

     4.2 A termination of employment by a participant shall not constitute a Constructive Termination unless the participant provides notice to the Board stating that in the participant's opinion an event constituting Constructive Termination has occurred and setting forth in reasonable detail the relevant facts and circumstances. During the ten (10) business day-period after receipt of such notice (the "10-day cure period"), the Company may remedy or otherwise cure the situation to the participant's satisfaction or persuade the participant that the facts and circumstances do not constitute an event constituting Constructive Termination, and, in such case, the event shall not be treated as a Constructive Termination event under the Plan. If the Company shall, within such 10-day cure period, remedy or otherwise cure the situation, a recurrence thereof or another occurrence constituting Constructive Termination shall constitute a new event for purposes of Section 4.2 above.

          Nothing herein shall require the participant to remain in the Company's employ beyond the expiration of the 10-day cure period in order to qualify for the benefits described in Article V hereof.

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     4.3  For the purposes of the Plan, a "Change in Control" shall be deemed to have occurred if:

     (a) any "person", (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding shares under an employee benefit plan of the Company, or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions, becomes after the date hereof the beneficial owner (as defined in Rule 13d-3 under the Exchange
             Act), directly or indirectly, of securities of the Company representing Fifty (50%) percent or more of the combined voting power of the Company's then outstanding shares;

     (b) the composition of the Board changes such that individuals who on the date hereof constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4) of the directors then still in office who either were directors on the date here of or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

     (c) substantially all the assets of the Company are disposed of by the Company pursuant to a merger, consolidation, partial or complete liquidation, a sale of assets (including stock of a subsidiary) or otherwise, but not including a reincorporation or similar transaction resulting in a change only in the form of ownership of such assets, or

     (d) the Company combines with another company or companies and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, Fifty (50%) percent or less of the voting stock of the combined company

     4.4 (a) If the Company shall terminate a participant's employment involuntarily by reason of: (i) Cause; (ii) Total Disability (as defined in the Company's Long Term Disability Plan); (iii) mandatory retirement pursuant to the Company's retirement policy; or (iv) death, then no benefits shall become payable to a participant under the Plan.

         (b) For the purposes of the Plan, "Cause" means: (i) the participant is convicted of a felony (ii) the participant's willful neglect of his material obligations and duties, which neglect the participant shall fail to remedy within ten (10) days after written demand from the Company, or (iii) the participant willfully engages in conduct demonstrably and materially injurious to the Company, momentarily or otherwise, and fails to remedy such conduct within ten (10) days after receipt of Notice thereof from Mercator.

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          (c)  For the purpose of this Section, no act, or failure to act, on the part of the participant shall be deemed willful unless done, or omitted to be done, by the participant not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.

     4.5 Notice of any termination of employment by the Company or by a participant pursuant to this Article IV shall be given in writing and shall specify the effective date of termination.

     4.6 In no event shall a voluntary resignation or retirement by a participant give rise to any benefits under the Plan; provided, that a termination of employment under Section 4.1 shall not be treated as a voluntary resignation or retirement.

                                    ARTICLE V
                                    Benefits

     5.1  In the event of a participant's termination of employment covered by
Section 4.1 or 4.2 above, the Company shall provide to the participant,


         (a) in the case of the Company's Chief Executive Officer, Chief Financial Officer and Chief Technology Officer, subject to any greater benefits under separate contract, who are Constructively Terminated within one year following Change of Control:

               (i) from the Date of Termination severance compensation of eighteen (18) months of Base Salary at the higher of the rate then in effect or in effect on the date hereof, plus target bonus, payable in accordance with Mercator's standard payroll practices;

               (ii)  pro-ration of year-to-date annual bonus;

               (iii) eighteen (18) months of continuance of the eligible
                     benefits; and

               (iv) unpaid salary and the monetary equivalent of any accrued but unused vacation days through the Date of Termination.

         (b) in the case of the Company's Senior Vice Presidents and selected (i.e., by the Chief Executive Officer) vice presidents who are constructively terminated within one year following Change of Control:

               (i) from the Date of Termination severance compensation of twelve (12) months of Base Salary at the higher of the rate then in effect or in effect on the date hereof, plus target bonus, payable in accordance with Mercator's standard payroll practices;

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               (ii)  pro-ration of year-to-date annual bonus;

               (iii) twelve (12) months of continuance of the eligible benefits;
                     and

               (iv) unpaid salary and the monetary equivalent of any accrued but unused vacation days through the Date of Termination.

             (c) In the case of the Company's employees not described in Sub items (a) and (b) of this Section 5.1 who are constructively terminated within six (6) months following Change of Control:

               (i) One hundred percent (100%) percent of participant's outstanding unvested stock options upon the Change of Control shall vest and become immediately exercisable; and

               (ii) unpaid salary and the monetary equivalent of any accrued but unused vacation days through the Date of Termination.

             (d) any additional amounts due hereunder or under any benefit plan, program or arrangement of Mercator.

     5.2     In the event of a Change in Control,

         (a) In the case of the Company's Chief Executive Officer, Chief Financial Ofiicer and Chief Technology Officer: One hundred percent (100%) percent of participant's outstanding unvested stock options upon the Change of Control shall vest and become immediately exercisable;

         (b) In the case of the Company's Senior Vice Presidents and selected (i.e., by the Chief Executive Officer) vice presidents: Fifty percent (50%) percent of participant's outstanding unvested stock options upon the Change of Control shall vest and become immediately exercisable; and

         (c) In the case of the Company's employees not described in Subitems
(a) and (b) of this Section 5.2: Acceleration of vesting by one year of participant's outstanding unvested stock options upon the Change of Control.

     5.3 The Company may withhold from any benefits payable under the Plan all federal, state, local or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

     5.4 Each participant shall enter into an agreement (in the form set forth as Exhibit A to the Agreement) not to solicit employees of the Company or its subsidiaries against the interests of the Company during the two-year period following a termination of employment,

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without the prior written consent of the Board or a committee thereof appointed to administer the Plan, and not to disclose any confidential information relating to the Company's business at any time, except as may be provided in the agreement. Such agreement shall be subject to exclusive jurisdiction in the federal or state courts of Connecticut.

     5.5 (a) No participant shall be required to mitigate the amount of any benefits provided for in this Article V by seeking other employment or otherwise, nor shall the amount of any monthly or lump sum benefits provided for in the Plan be reduced by any compensation earned by the participant as a result of employment after the date of termination of employment by the Company except that eligible benefits provided herein shall cease if the participant is reemployed and receives such benefits from a new employer.

         (b) The Company's obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, defense, or other claim, right or action that the Company may have against a participant or a third party.

     5.6 Except as otherwise provided herein, no provision of the Plan or any benefit provided hereunder shall reduce any amounts otherwise payable, or in any way diminish a participant's existing rights, or rights which may accrue to the participant solely as a result of the passage of time, under any pension or welfare plan, incentive plan or other contract, plan or arrangement maintained by the Company.

                                   ARTICLE VI
                               General Provisions

     6.1 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses or assets of the Company to expressly assume and adopt the Plan.

     6.2 If any participant entitled to receive benefits under Article V of the Plan as a result of a termination of employment covered by Section 4.1 or 4.2 above should die while any amounts are still payable to the participant hereunder, all unpaid benefits under the Plan with respect to such participant shall be paid to the participant's designated beneficiary or, if no designation has been made, to the participant's estate.

     6.4 Nothing contained in the Plan shall be construed as a contract of employment between the Company and any participant, or as a right of any participant to continue in the employ of the Company, or as a limitation of the right of the Company to discharge any participant, with or without Cause.

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     6.5 Payments under the Plan shall at all times be made solely from the general assets of the Company. No assets shall be segregated or earmarked in respect of any amount due hereunder. The Plan and the amounts due hereunder shall not constitute a trust.

     6.6 Any notice or other communication pursuant to the Plan intended for a participant shall be deemed given when personally delivered to such participant or sent to such participant by registered or certified mail, return receipt requested, at such participant's residence address as it appears on the records of the Company, or at such other address as such participant shall have specified by notice to the Company in the manner herein provided. Any notice or other communication pursuant to the Plan intended for the Company shall be deemed given when personally delivered to the Secretary by registered or certified mail, return receipt requested, at its headquarters in Wilton, Connecticut. or at such other address as the Company shall have specified by notice to the participants in the manner herein provided.

     6.7 Except as provided in Section 6.2, a participant may not assign, anticipate, transfer, pledge, hypothecate or alienate in any manner any interest arising under the Plan, nor shall any such interest be subject to attachment, bankruptcy proceedings or to any other legal processes or to the interference or control of creditors or others.

     6.8 Except as specifically provided otherwise herein, determinations under the Plan shall be made by the Board. If any body of law should be used or applied in determining the meaning or effect of the Plan, it shall be the law of the State of Connecticut. Any dispute under this Plan shall be subject to the exclusive jurisdiction in the federal or state courts of Connecticut, and by becoming a participant in the Plan, each participant shall be treated as having consented to such exclusive jurisdiction.

     6.9 Any reference to a specific policy, plan or program in this Plan shall be deemed to include any similar policy, plan or program of the Company then in effect that is the predecessor of, the successor to, or the replacement for, such specific policy, plan or program.

     6.10 In the construction of the Plan, the masculine shall include the feminine and the singular the plural, and vice-versa, in all cases where such meaning would be appropriate.

     6.11 In the event any provision of the Plan, if challenged, would be declared invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

     6.12 In the event a participant receives severance benefits under Article V of the Plan, such participant shall not be entitled to severance or termination benefits under any other severance plan of the Company or its affiliates or under any individual employment or severance agreement, unless such individual agreement otherwise specifies for certain payments to be made thereunder in addition to, or in lieu of, the severance benefits under Article V.


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         EXHIBIT A - Non Solicitation Agreement

[Name of Participant]
Mercator Software, Inc.
45 Danbury Road
Wilton, CT  06897

Dear [Name of Participant]:

         Under Section 5.2 of the Change of Control Severance/Benefits Plan (the "Plan") of Mercator Software, Inc. (the "Company"), each participant in the Plan is required to enter into a non-solicitation and confidentiality agreement. In consideration of your participation in the Plan, you agree as follows:

         1. You will not, without the written consent of the Company signed by the Senior Vice President, Human Resources or the General Counsel of the Company, during the two-year period following your termination of employment with the Company, attempt, directly or indirectly, to solicit, induce or hire (or identify for solicitation, inducement or hire) any non-clerical employee of the Company or its affiliates to be employed by, or to perform services for, you or any person or entity with which you are associated (including, but not limited to, due to your employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which you receive direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire).

         2. This letter agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut applicable to contracts executed in and to be wholly performed within that State. You hereby agree and consent to exclusive jurisdiction of any dispute under this letter agreement in the federal or state courts of Connecticut.

         If the foregoing represents your understanding, please indicate your agreement and acceptance by executing below and returning one fully executed copy of this agreement to the undersigned.

                                                     Very truly yours,

                                                     MERCATOR SOFTWARE, INC.

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                                                     By
                                                       -------------------------
                                                          Name:
                                                          Title:
Agreed to and accepted as of
             , 2001:
-------------

---------------------------------
Name: [Name of Executive/Employee]